Exhibit 99.1

Radian Announces Third Quarter 2022 Financial Results

— GAAP net income of $198 million, or $1.20 per diluted share —

— Adjusted diluted net operating income of $1.31 per diluted share —

— Return on equity of 20.7% and adjusted net operating return on equity of 22.5% —

— Purchased 19.5 million shares, or 11.1% of total shares outstanding of Radian Group common stock year-to-date through October 31st —

— Primary mortgage insurance in force increases 7.3% year-over-year to $259 billion —

WAYNE, Pa.--(BUSINESS WIRE)--November 2, 2022--Radian Group Inc. (NYSE: RDN) today reported net income for the quarter ended September 30, 2022, of $198.3 million, or $1.20 per diluted share. This compares with net income for the quarter ended September 30, 2021, of $126.4 million, or $0.67 per diluted share.

Key Financial Highlights	Quarter ended
($ in millions, except per-share amounts)	September 30, 2022	June 30, 2022	September 30, 2021
Net income (1)	$198.3	$201.2	$126.4
Diluted net income per share	$1.20	$1.15	$0.67
Consolidated pretax income	$255.5	$259.9	$161.6
Adjusted pretax operating income (2)	$272.7	$302.0	$160.6
Adjusted diluted net operating income per share (2)(3)	$1.31	$1.36	$0.67
Return on equity (1)(4)	20.7%	19.9%	11.8%
Adjusted net operating return on equity (2)(3)	22.5%	23.6%	11.8%
New Insurance Written (NIW) - mortgage insurance	$17,616	$18,935	$26,558
Net premiums earned - mortgage insurance	$235.2	$246.9	$236.9
New defaults (5)	9,601	8,009	8,132
Provision for losses - mortgage insurance	($97.5)	($114.2)	$16.8
homegenius revenues	$25.1	$32.3	$45.1
Book value per share	$23.80	$23.63	$23.48
Accumulated other comprehensive income (loss) value per share (6)	($3.20)	($1.98)	$0.84
PMIERs Available Assets (7)	$5,358	$5,175	$5,262
PMIERs excess Available Assets (8)	$1,628	$1,424	$1,741
Total Holding Company Liquidity (9)	$848	$1,048	$1,036
Total investments	$5,592	$5,906	$6,658
Primary mortgage insurance in force	$259,121	$254,226	$241,575
Percentage of primary loans in default (10)	2.1%	2.2%	3.4%
Mortgage insurance loss reserves	$478	$589	$888

(1)

Net income for the third quarter of 2022 includes a pretax net loss on investments and other financial instruments of $16.3 million, compared with a $41.9 million pretax net loss on investments and other financial instruments in the second quarter of 2022 and a pretax net gain on investments and other financial instruments of $2.1 million for the third quarter of 2021.

(2)

Adjusted results, including adjusted pretax operating income, adjusted diluted net operating income per share and adjusted net operating return on equity, are non-GAAP financial measures. For definitions and reconciliations of these measures to the comparable GAAP measures, see Exhibits F and G.

(3)	Calculated using the company’s statutory tax rate of 21%.
(4)	Calculated by dividing annualized net income by average stockholders' equity, based on the average of the beginning and ending balances for each period presented.
(5)	Represents the number of new defaults reported during the period on loans related to primary mortgage insurance policies.
(6)	Included in book value per share for each period presented.
(7)	Represents Radian Guaranty’s Available Assets, calculated in accordance with the Private Mortgage Insurer Eligibility Requirements (PMIERs) financial requirements in effect for each date shown.
(8)	Represents Radian Guaranty’s excess or "cushion" of Available Assets over its Minimum Required Assets, calculated in accordance with the PMIERs financial requirements in effect for each date shown.
(9)	Represents Radian Group's total liquidity, including available capacity under its unsecured revolving credit facility.
(10)	Represents the number of primary loans in default as a percentage of the total number of insured primary loans.

Adjusted pretax operating income for the quarter ended September 30, 2022, was $272.7 million, or $1.31 per diluted share. This compares with adjusted pretax operating income for the quarter ended September 30, 2021, of $160.6 million, or $0.67 per diluted share.

Book value per share at September 30, 2022, was $23.80, compared to $23.63 at June 30, 2022, and $23.48 at September 30, 2021. This represents a 1.4% growth in book value per share at September 30, 2022, as compared to September 30, 2021, and includes accumulated other comprehensive income (loss) of $(3.20) per share as of September 30, 2022 and $0.84 per share as of September 30, 2021, which, if excluded as of both dates, would represent 19.3% growth for the period. Changes in accumulated other comprehensive income (loss) for the period are primarily from net unrealized losses on investments as a result of an increase in market interest rates during the period. We do not expect to realize these losses given that we have the ability and the expectation to hold these securities until recovery.

“Despite a challenging macroeconomic environment and cooling of the mortgage and real estate markets, we are pleased to report on another excellent quarter for Radian with net income of $198 million, return on equity of 20.7% and total holding company liquidity of $848 million. Our primary mortgage insurance in force portfolio, which is the main driver of future earnings for our company, grew more than 7% year-over-year to $259 billion and credit performance remained strong,” said Radian’s Chief Executive Officer Rick Thornberry. “We are managing our expense structure to align to today’s operating environment and strategically managing our capital. We believe we are well positioned to continue our mission of ensuring affordable, sustainable and equitable homeownership.”

THIRD QUARTER HIGHLIGHTS

  NIW was $17.6 billion in the third quarter of 2022, compared to $18.9 billion in the second quarter of 2022, and $26.6 billion in the third quarter of 2021.
    Purchase NIW decreased 5.7% in the third quarter of 2022 compared to the second quarter of 2022 and decreased 27.3% compared to the third quarter of 2021.
    Refinances accounted for 1.6% of total NIW in the third quarter of 2022, compared to 2.9% in the second quarter of 2022, and 10.2% in the third quarter of 2021.
    Of the $17.6 billion in NIW in the third quarter of 2022, 95.5% was written with monthly and other recurring premiums, compared to 95.4% in the second quarter of 2022, and 93.8% in the third quarter of 2021.
  Total primary mortgage insurance in force as of September 30, 2022, increased to $259.1 billion, an increase of 1.9% compared to $254.2 billion as of June 30, 2022, and an increase of 7.3% compared to $241.6 billion as of September 30, 2021. The year-over-year change reflects an 11.8% increase in monthly premium policy insurance in force and a 13.2% decline in single premium policy insurance in force.
    Persistency, which is the percentage of mortgage insurance that remains in force after a twelve-month period, was 75.9% for the twelve months ended September 30, 2022, compared to 71.7% for the twelve months ended June 30, 2022, and 60.8% for the twelve months ended September 30, 2021.
    Annualized persistency for the three months ended September 30, 2022, was 81.6%, compared to 79.8% for the three months ended June 30, 2022, and 67.5% for the three months ended September 30, 2021.
  Net mortgage insurance premiums earned were $235.2 million for the quarter ended September 30, 2022, compared to $246.9 million for the quarter ended June 30, 2022, and $236.9 million for the quarter ended September 30, 2021.
    Mortgage insurance in force portfolio premium yield was 39.2 basis points in the third quarter of 2022. This compares to 40.0 basis points in the second quarter of 2022, and 40.3 basis points in the third quarter of 2021.
    The impact of single premium policy cancellations before consideration of reinsurance represented 1.0 basis points of direct premium yield in the third quarter of 2022, 1.1 basis points in the second quarter of 2022, and 4.3 basis points in the third quarter of 2021.
    Total net mortgage insurance premium yield, which includes the impact of ceded premiums and accrued profit commission, was 36.7 basis points in the third quarter of 2022. This compares to 39.3 basis points in the second quarter of 2022, and 39.6 basis points in the third quarter of 2021.
    Details regarding premiums earned may be found in Exhibit D.
  The mortgage insurance provision for losses was a benefit of $97.5 million in the third quarter of 2022, compared to a benefit of $114.2 million in the second quarter of 2022, and a provision of $16.8 million in the third quarter of 2021.
    The decreased benefit in the third quarter of 2022 compared to the second quarter of 2022 was primarily related to less favorable development on prior period reserves, as compared to the second quarter of 2022. The benefit compared to the provision recorded in the same quarter prior year is primarily related to more favorable development on prior period reserves, as compared to the third quarter of 2021. All periods were impacted by more favorable trends in cures than originally estimated.
    The number of primary delinquent loans was 21,077 as of September 30, 2022, compared to 21,861 as of June 30, 2022, and 33,795 as of September 30, 2021.
    The loss ratio in the third quarter of 2022 was (41.5)% compared to (46.2)% in the second quarter of 2022, and 7.1% in the third quarter of 2021.
    Total mortgage insurance claims paid were $4.5 million in the third quarter of 2022, compared to $3.3 million in the second quarter of 2022, and $10.2 million in the third quarter of 2021.
  Radian's homegenius segment offers an array of title, real estate and technology products and services to consumers, mortgage lenders, mortgage and real estate investors, GSEs, real estate brokers and agents.
    Total homegenius segment revenues for the third quarter of 2022 were $25.1 million, compared to $32.3 million for the second quarter of 2022, and $45.1 million for the third quarter of 2021.
    Adjusted pretax operating loss, our primary segment measure of profitability for the homegenius segment, was $25.5 million for the quarter ended September 30, 2022, compared to $17.7 million for the quarter ended June 30, 2022, and $5.6 million for the quarter ended September 30, 2021.
    Additional details regarding related non-GAAP measures may be found in Exhibits F and G.
  Other operating expenses were $91.3 million in the third quarter of 2022, compared to $90.5 million in the second quarter of 2022, and $86.5 million in the third quarter of 2021.
    The increase in the third quarter of 2022 compared to the third quarter of 2021 was driven primarily by an increase in other general operating expenses and a decrease in ceding commissions. Additional details regarding other operating expenses by segment may be found in Exhibit E.

CAPITAL AND LIQUIDITY UPDATE

Radian Group

  As of September 30, 2022, Radian Group maintained $572.6 million of available liquidity. Total Holding Company Liquidity, which includes the company’s $275.0 million unsecured revolving credit facility, was $847.6 million as of September 30, 2022.
  During the third quarter of 2022, the company repurchased 9.5 million shares of Radian Group common stock at a total cost of $194.1 million, including commissions. This represented 5.7% in the aggregate of total shares outstanding as of the end of the second quarter.
  In addition, in October 2022 the Company purchased an additional 49 thousand shares of Radian Group common stock at a total cost of approximately $1.0 million, including commissions. After the repurchases in October, no purchase authority remained available under our most recent repurchase authorization.
  On August 10, 2022, Radian Group’s board of directors authorized a regular quarterly dividend on its common stock in the amount of $0.20 per share and the dividend was paid on September 1, 2022.
  Radian Reinsurance paid an ordinary dividend of $32.5 million to Radian Group in September 2022.

Radian Guaranty

  At September 30, 2022, Radian Guaranty’s Available Assets under PMIERs totaled approximately $5.4 billion, resulting in excess available resources or a “cushion” of $1.6 billion, or 44%, over its Minimum Required Assets.
  As of September 30, 2022, 68% of Radian Guaranty's primary mortgage insurance risk in force is subject to some form of risk distribution, providing a $1.2 billion reduction of Minimum Required Assets under PMIERs.
  As previously announced, consistent with our use of risk distribution strategies to effectively manage capital and proactively mitigate risk, Radian Guaranty entered into a quota share reinsurance arrangement ("2022 QSR Agreement") with a panel of third-party reinsurance providers in the third quarter of 2022. Under the 2022 QSR Agreement, starting July 1, 2022, we began to cede 20% of policies issued between January 1, 2022, and June 30, 2023, subject to certain conditions.

CONFERENCE CALL

Radian will discuss third quarter 2022 financial results in a conference call tomorrow, Thursday, November 3, 2022, at 12:00 p.m. Eastern time. The conference call will be webcast live on the company’s website at https://radian.com/who-we-are/for-investors/webcasts or at www.radian.com. The webcast is listen-only. Those interested in participating in the question-and-answer session should follow the conference call dial-in instructions below.

Please note that there is a new process to access the call via telephone. The call may be accessed via telephone by registering for the call here to receive the dial-in numbers and unique PIN. It is recommended that you join 10 minutes prior to the event start (although you may register and dial in at any time during the call).

A digital replay of the webcast will be available on Radian’s website approximately two hours after the live broadcast ends for a period of one year at https://radian.com/who-we-are/for-investors/webcasts.

In addition to the information provided in the company's earnings news release, other statistical and financial information, which is expected to be referred to during the conference call, will be available on Radian's website at www.radian.com, under Investors.

NON-GAAP FINANCIAL MEASURES

Radian believes that adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share and adjusted net operating return on equity (non-GAAP measures) facilitate evaluation of the company’s fundamental financial performance and provide relevant and meaningful information to investors about the ongoing operating results of the company. On a consolidated basis, these measures are not recognized in accordance with accounting principles generally accepted in the United States of America (GAAP) and should not be considered in isolation or viewed as substitutes for GAAP measures of performance. The measures described below have been established in order to increase transparency for the purpose of evaluating the company’s operating trends and enabling more meaningful comparisons with Radian’s competitors.

Adjusted pretax operating income (loss) is defined as GAAP consolidated pretax income (loss) excluding the effects of: (i) net gains (losses) on investments and other financial instruments, except for certain investments attributable to our reportable segments; (ii) gains (losses) on extinguishment of debt; (iii) amortization and impairment of goodwill and other acquired intangible assets; and (iv) impairment of other long-lived assets and other non-operating items, such as impairment of internal-use software, gains (losses) from the sale of lines of business and acquisition-related income and expenses. Adjusted diluted net operating income (loss) per share is calculated by dividing (i) adjusted pretax operating income (loss) attributable to common stockholders, net of taxes computed using the company’s statutory tax rate, by (ii) the sum of the weighted average number of common shares outstanding and all dilutive potential common shares outstanding. Adjusted net operating return on equity is calculated by dividing annualized adjusted pretax operating income (loss), net of taxes computed using the company’s statutory tax rate, by average stockholders’ equity, based on the average of the beginning and ending balances for each period presented.

In addition to the above non-GAAP measures for the consolidated company, we also have presented as supplemental information non-GAAP measures for our homegenius segment of adjusted pretax operating income (loss) before allocated corporate operating expenses and adjusted gross profit. Adjusted pretax operating income (loss) before allocated corporate operating expenses is calculated as adjusted pretax operating income (loss) as described above (which is the segment's ASC 280 GAAP measure of operating performance), adjusted to remove the impact of corporate allocations of other operating expenses for the homegenius segment. Adjusted gross profit is further adjusted to remove other operating expenses. In addition, homegenius adjusted pretax operating margin before allocated corporate operating expenses and adjusted gross profit margin are calculated by dividing homegenius adjusted pretax operating margin before allocated corporate operating expenses and adjusted gross profit, respectively, by GAAP total revenue for the homegenius segment. For the homegenius segment, adjusted pretax operating income (loss) before allocated corporate operating expenses, adjusted gross profit, and the related profit margins are used to facilitate comparisons with other services companies, since they are widely accepted measures of performance in the services industry and are used internally as supplemental measures to evaluate the performance of our homegenius segment.

See Exhibit F or Radian’s website for a description of these items, as well as Exhibit G for reconciliations to the most comparable consolidated GAAP measures.

ABOUT RADIAN

Radian Group Inc. (NYSE: RDN) is ensuring the American dream of homeownership responsibly and sustainably through products and services that include industry-leading mortgage insurance and a comprehensive suite of mortgage, risk, title, real estate and technology products and services. We are powered by technology, informed by data and driven to deliver new and better ways to transact and manage risk. Visit www.radian.com to learn more about how Radian is shaping the future of mortgage and real estate services.

FINANCIAL RESULTS AND SUPPLEMENTAL INFORMATION CONTENTS (Unaudited)

Exhibit A:	Condensed Consolidated Statements of Operations Trend Schedule
Exhibit B:	Net Income Per Share Trend Schedule
Exhibit C:	Condensed Consolidated Balance Sheets
Exhibit D:	Net Premiums Earned
Exhibit E:	Segment Information
Exhibit F:	Definition of Consolidated Non-GAAP Financial Measures
Exhibit G:	Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit H:	Mortgage Supplemental Information
New Insurance Written
Exhibit I:	Mortgage Supplemental Information
Primary Insurance in Force and Risk in Force
Exhibit J:	Mortgage Supplemental Information
Claims and Reserves, Default Statistics
Exhibit K:	Mortgage Supplemental Information
Reinsurance Programs

Radian Group Inc. and Subsidiaries
Condensed Consolidated Statements of Operations Trend Schedule
Exhibit A

	2022			2021
(In thousands, except per-share amounts)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Revenues
Net premiums earned	$240,222	$253,892	$254,190	$261,437	$249,118
Services revenue	20,146	27,281	29,348	35,693	37,773
Net investment income	51,414	46,957	38,196	37,407	35,960
Net gains (losses) on investments and other financial instruments	(16,252)	(41,869)	(29,457)	3,025	2,098
Other income	659	572	703	805	809
Total revenues	296,189	286,833	292,980	338,367	325,758
Expenses
Provision for losses	(96,964)	(113,922)	(83,754)	(46,219)	17,305
Policy acquisition costs	5,442	5,940	6,605	7,271	7,924
Cost of services	18,717	22,760	24,753	28,333	30,520
Other operating expenses	91,327	90,495	89,541	80,476	86,479
Interest expense	21,183	20,831	20,846	21,137	21,027
Amortization of other acquired intangible assets	1,023	849	849	863	862
Total expenses	40,728	26,953	58,840	91,861	164,117
Pretax income	255,461	259,880	234,140	246,506	161,641
Income tax provision	57,181	58,687	53,009	53,061	35,229
Net income	$198,280	$201,193	$181,131	$193,445	$126,412
Diluted net income per share	$1.20	$1.15	$1.01	$1.07	$0.67

Selected Mortgage Key Ratios

	2022			2021
	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Loss ratio (1)	(41.5)%	(46.2)%	(34.3)%	(18.6)%	7.1%
Expense ratio (2)	26.1%	26.2%	27.2%	25.6%	28.6%
(1)	Calculated as provision for losses on a GAAP basis expressed as a percentage of net premiums earned.
(2)

Calculated as operating expenses (which include policy acquisition costs and other operating expenses, as well as allocated corporate operating expenses) on a GAAP basis expressed as a percentage of net premiums earned.

Radian Group Inc. and Subsidiaries
Net Income Per Share Trend Schedule
Exhibit B

The calculation of basic and diluted net income per share was as follows.

	2022			2021
(In thousands, except per-share amounts)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Net income—basic and diluted	$198,280	$201,193	$181,131	$193,445	$126,412
Average common shares outstanding—basic	162,506	173,705	176,816	179,500	186,741
Dilutive effect of stock-based compensation arrangements (1)	2,232	1,714	2,263	1,628	1,301
Adjusted average common shares outstanding—diluted	164,738	175,419	179,079	181,128	188,042
Basic net income per share	$1.22	$1.16	$1.02	$1.08	$0.68
Diluted net income per share	$1.20	$1.15	$1.01	$1.07	$0.67
(1)

The following number of shares of our common stock equivalents issued under our share-based compensation arrangements were not included in the calculation of diluted net income (loss) per share because they would be anti-dilutive.

	2022			2021
(In thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Shares of common stock equivalents	—	189	—	35	—

Radian Group Inc. and Subsidiaries
Condensed Consolidated Balance Sheets
Exhibit C

	September 30,	June 30	March 31,	December 31,	September 30,
(In thousands, except per-share amounts)	2022	2022	2022	2021	2021
Assets
Investments	$5,591,881	$5,906,147	$6,334,950	$6,513,542	$6,658,487
Cash	54,701	135,262	131,853	151,145	154,709
Restricted cash	1,107	561	1,651	1,475	1,866
Accrued investment income	38,596	35,774	35,531	32,812	33,258
Accounts and notes receivable	174,041	166,380	142,579	124,016	166,730
Reinsurance recoverables	30,569	39,876	55,015	67,896	76,048
Deferred policy acquisition costs	17,920	16,983	16,383	16,317	16,823
Property and equipment, net	75,740	74,874	75,275	75,086	74,170
Goodwill and other acquired intangible assets, net	16,873	17,895	18,744	19,593	20,456
Prepaid federal income taxes	526,123	466,123	354,123	354,123	313,123
Other assets	458,292	414,412	449,642	483,180	525,938
Total assets	$6,985,843	$7,274,287	$7,615,746	$7,839,185	$8,041,608
Liabilities and stockholders’ equity
Unearned premiums	$285,290	$298,991	$312,013	$329,090	$348,322
Reserve for losses and loss adjustment expense	483,664	594,808	727,247	828,642	893,155
Senior notes	1,412,473	1,411,458	1,410,458	1,409,473	1,408,502
FHLB advances	153,550	184,284	148,983	150,983	172,649
Reinsurance funds withheld	218,777	223,649	225,363	228,078	290,502
Net deferred tax liability	335,374	324,866	324,004	337,509	286,957
Other liabilities	358,665	305,269	320,114	296,614	383,585
Total liabilities	3,247,793	3,343,325	3,468,182	3,580,389	3,783,672
Common stock	176	186	193	194	200
Treasury stock	(930,396)	(930,284)	(920,958)	(920,798)	(920,355)
Additional paid-in capital	1,513,615	1,698,490	1,871,763	1,878,372	2,012,870
Retained earnings	3,656,870	3,491,675	3,326,119	3,180,935	3,012,997
Accumulated other comprehensive income (loss)	(502,215)	(329,105)	(129,553)	120,093	152,224
Total stockholders’ equity	3,738,050	3,930,962	4,147,564	4,258,796	4,257,936
Total liabilities and stockholders’ equity	$6,985,843	$7,274,287	$7,615,746	$7,839,185	$8,041,608
Shares outstanding	157,058	166,388	174,648	175,421	181,336
Book value per share	$23.80	$23.63	$23.75	$24.28	$23.48
Debt to capital ratio (1)	27.4%	26.4%	25.4%	24.9%	24.9%
Risk to capital ratio-Radian Guaranty only	11.1:1	11.9:1	12.1:1	11.1:1	11.4:1
(1)	Calculated as senior notes divided by senior notes and stockholders' equity.

Radian Group Inc. and Subsidiaries
Net Premiums Earned
Exhibit D

	2022			2021
(In thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Premiums earned
Direct - Mortgage
Premiums earned, excluding revenue from cancellations	$250,140	$249,936	$243,600	$248,704	$239,786
Single Premium Policy cancellations	6,705	6,894	14,696	20,530	25,592
Total direct - Mortgage	256,845	256,830	258,296	269,234	265,378
Assumed - Mortgage (1)	1,211	1,539	1,331	1,470	1,683
Ceded - Mortgage
Premiums earned, excluding revenue from cancellations	(38,879)	(28,565)	(27,339)	(28,333)	(27,662)
Single Premium Policy cancellations (2)	(1,844)	(1,965)	(4,192)	(5,905)	(7,338)
Profit commission - other (3)	17,864	19,070	17,078	13,199	4,806
Total ceded premiums - Mortgage (4)	(22,859)	(11,460)	(14,453)	(21,039)	(30,194)
Net premiums earned - Mortgage	235,197	246,909	245,174	249,665	236,867
Net premiums earned - homegenius	5,025	6,983	9,016	11,772	12,251
Net premiums earned	$240,222	$253,892	$254,190	$261,437	$249,118
(1)	Represents premiums from our participation in certain credit risk transfer programs.
(2)	Includes the impact of related profit commissions.
(3)	The amounts represent the profit commission on the Single Premium QSR Program and 2022 QSR Agreement, excluding the impact of Single Premium Policy cancellations.
(4)	See Exhibit K for additional information on ceded premiums for our various reinsurance programs.

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 1 of 6)

Summarized financial information concerning our operating segments as of and for the periods indicated is as follows. For a definition of adjusted pretax operating income (loss), homegenius adjusted pretax operating income (loss) before allocated corporate operating expenses and homegenius adjusted gross profit, along with reconciliations to consolidated GAAP measures, see Exhibits F and G.

	Three Months Ended September 30, 2022
(In thousands)	Mortgage	homegenius	All Other (1)	Inter- segment (2)	Total
Net premiums written (3)	$235,076	$5,025	$—	$—	$240,101
Decrease in unearned premiums	121	—	—	—	121
Net premiums earned	235,197	5,025	—	—	240,222
Services revenue	405	19,812	—	(71)	20,146
Net investment income	44,842	246	6,326	—	51,414
Other income	589	—	70	—	659
Total	281,033	25,083	6,396	(71)	312,441
Provision for losses	(97,493)	435	—	94	(96,964)
Policy acquisition costs	5,442	—	—	—	5,442
Cost of services	373	18,344	—	—	18,717
Other operating expenses before allocated corporate operating expenses (4)	23,396	26,285	3,444	(165)	52,960
Interest expense (5)	21,183	—	—	—	21,183
Total	(47,099)	45,064	3,444	(71)	1,338
Adjusted pretax operating income (loss) before allocated corporate operating expenses	328,132	(19,981)	2,952	—	311,103
Allocation of corporate operating expenses	32,457	5,555	371	—	38,383
Adjusted pretax operating income (loss)	$295,675	$(25,536)	$2,581	$—	$272,720
	Three Months Ended September 30, 2021
(In thousands)	Mortgage	homegenius	All Other (1)	Inter- segment (2)	Total
Net premiums written (3)	$228,116	$12,251	$—	$—	$240,367
Decrease in unearned premiums	8,751	—	—	—	8,751
Net premiums earned	236,867	12,251	—	—	249,118
Services revenue	5,027	32,805	27	(86)	37,773
Net investment income	32,158	35	3,767	—	35,960
Other income	607	—	202	—	809
Total	274,659	45,091	3,996	(86)	323,660
Provision for losses	16,794	540	—	(29)	17,305
Policy acquisition costs	7,924	—	—	—	7,924
Cost of services	3,865	26,646	9	—	30,520
Other operating expenses before allocated corporate operating expenses (4)	25,866	18,544	2,623	(57)	46,976
Interest expense (5)	21,027	—	—	—	21,027
Total	75,476	45,730	2,632	(86)	123,752
Adjusted pretax operating income (loss) before allocated corporate operating expenses	199,183	(639)	1,364	—	199,908
Allocation of corporate operating expenses	33,963	4,918	378	—	39,259
Adjusted pretax operating income (loss)	$165,220	$(5,557)	$986	$—	$160,649

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 2 of 6)

(1)

All Other activities include: (i) income (losses) from assets held by our holding company; (ii) related general corporate operating expenses not attributable or allocated to our reportable segments; and (iii) certain investments in new business opportunities, including activities and investments associated with Radian Mortgage Capital, and other immaterial activities.

(2)	Includes immaterial inter-segment services revenue for our homegenius segment and immaterial inter-segment provision for losses and other operating expenses for our Mortgage segment.
(3)	Net of ceded premiums written under under our quota share and excess-of-loss reinsurance agreements. See Exhibit K for additional information.
(4)	Does not include impairment of long-lived assets and other non-operating items, which are not considered components of adjusted pretax operating income (loss).
(5)	Relates to interest on our borrowing and financing activities including our Senior Notes issued by our holding company and FHLB borrowings made by our mortgage insurance subsidiaries.
Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 3 of 6)

	Mortgage
	2022			2021
(In thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Net premiums written (1)	$235,076	$248,645	$248,360	$238,529	$228,116
(Increase) decrease in unearned premiums	121	(1,736)	(3,186)	11,136	8,751
Net premiums earned	235,197	246,909	245,174	249,665	236,867
Services revenue	405	2,105	4,552	4,560	5,027
Net investment income	44,842	40,197	34,017	33,916	32,158
Other income	589	572	703	661	607
Total	281,033	289,783	284,446	288,802	274,659

Provision for losses (2)	(97,493)	(114,179)	(84,193)	(46,560)	16,794
Policy acquisition costs	5,442	5,940	6,605	7,271	7,924
Cost of services	373	1,960	3,383	3,710	3,865
Other operating expenses before allocated corporate operating expenses (2) (3)	23,396	25,474	23,755	23,365	25,866
Interest expense (4)	21,183	20,831	20,846	21,137	21,027
Total (2)	(47,099)	(59,974)	(29,604)	8,923	75,476
Adjusted pretax operating income before allocated corporate operating expenses	328,132	349,757	314,050	279,879	199,183
Allocation of corporate operating expenses	32,457	33,237	36,209	33,305	33,963
Adjusted pretax operating income	$295,675	$316,520	$277,841	$246,574	$165,220
	homegenius
	2022			2021
(In thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Net premiums earned	$5,025	$6,983	$9,016	$11,772	$12,251
Services revenue (2)	19,812	25,261	24,878	31,177	32,805
Net investment income	246	99	18	255	35
Net gains (losses) on investments	—	—	—	1,509	—
Total (2)	25,083	32,343	33,912	44,713	45,091

Provision for losses	435	309	481	369	540
Cost of services	18,344	20,800	21,370	24,615	26,646
Other operating expenses before allocated corporate operating expenses (3)	26,285	23,205	20,287	16,998	18,544
Total	45,064	44,314	42,138	41,982	45,730
Adjusted pretax operating income (loss) before allocated corporate operating expenses	(19,981)	(11,971)	(8,226)	2,731	(639)
Allocation of corporate operating expenses	5,555	5,719	5,280	4,847	4,918
Adjusted pretax operating income (loss)	$(25,536)	$(17,690)	$(13,506)	$(2,116)	$(5,557)

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 4 of 6)

	All Other (5)
	2022			2021
(In thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Services revenue	$—	$—	$—	$30	$27
Net investment income	6,326	6,661	4,161	3,236	3,767
Other income	70	—	—	144	202
Total	6,396	6,661	4,161	3,410	3,996

Cost of services	—	—	—	8	9
Other operating expenses before allocated corporate operating expenses (3)	3,444	3,077	3,142	2,422	2,623
Total	3,444	3,077	3,142	2,430	2,632
Adjusted pretax operating income before allocated corporate operating expenses	2,952	3,584	1,019	980	1,364
Allocation of corporate operating expenses	371	381	406	373	378
Adjusted pretax operating income (loss)	$2,581	$3,203	$613	$607	$986
(1)	Net of ceded premiums written under under our quota share and excess-of-loss reinsurance agreements. See Exhibit K for additional information.
(2)	Includes immaterial inter-segment services revenue for our homegenius segment and immaterial inter-segment provision for losses and other operating expenses for our Mortgage segment.
(3)	Does not include impairment of long-lived assets and other non-operating items, which are not considered components of adjusted pretax operating income (loss).
(4)	Relates to interest on our borrowing and financing activities including our Senior Notes issued by our holding company and FHLB borrowings made by our mortgage insurance subsidiaries.
(5)

All Other activities include: (i) income (losses) from assets held by our holding company; (ii) related general corporate operating expenses not attributable or allocated to our reportable segments; and (iii) certain investments in new business opportunities, including activities and investments associated with Radian Mortgage Capital, and other immaterial activities.

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 5 of 6)

Supplemental Other Operating Expense Information by Segment

	Mortgage
	2022			2021
(In thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Other operating expenses by type
Salaries and other base employee expenses	$23,824	$24,420	$22,189	$23,610	$22,685
Variable and share-based incentive compensation	10,186	11,524	16,697	12,649	17,143
Other general operating expenses	26,116	25,611	25,027	25,290	25,639
Ceding commissions	(4,273)	(2,844)	(3,949)	(4,879)	(5,638)
Total	$55,853	$58,711	$59,964	$56,670	$59,829
	homegenius
	2022			2021
(In thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Other operating expenses by type
Salaries and other base employee expenses	$14,079	$12,187	$10,375	$7,993	$6,975
Variable and share-based incentive compensation	3,753	4,776	5,522	4,678	6,238
Other general operating expenses	12,158	10,162	8,571	7,851	7,982
Title agent commissions	1,850	1,799	1,099	1,323	2,267
Total	$31,840	$28,924	$25,567	$21,845	$23,462
	All Other
	2022			2021
(In thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Other operating expenses by type
Salaries and other base employee expenses	$753	$1,726	$1,613	$1,001	$1,158
Variable and share-based incentive compensation	1,427	709	953	874	1,144
Other general operating expenses	1,635	1,023	982	920	699
Total	$3,815	$3,458	$3,548	$2,795	$3,001

Radian Group Inc. and Subsidiaries
Segment Information
Exhibit E (page 6 of 6)

	Inter-segment
	2022			2021
(In thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Other operating expenses by type
Other general operating expenses	$(165)	$(33)	$(40)	$(46)	$(57)
Total	$(165)	$(33)	$(40)	$(46)	$(57)
	Total
	2022			2021
(In thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Other operating expenses by type
Salaries and other base employee expenses	$38,656	$38,333	$34,177	$32,604	$30,818
Variable and share-based incentive compensation	15,366	17,009	23,172	18,201	24,525
Other general operating expenses	39,744	36,763	34,540	34,015	34,263
Ceding commissions	(4,273)	(2,844)	(3,949)	(4,879)	(5,638)
Title agent commissions	1,850	1,799	1,099	1,323	2,267
Total	$91,343	$91,060	$89,039	$81,264	$86,235

Radian Group Inc. and Subsidiaries
Definition of Consolidated Non-GAAP Financial Measures
Exhibit F (page 1 of 2)
Use of Non-GAAP Financial Measures

In addition to the traditional GAAP financial measures, we have presented “adjusted pretax operating income (loss),” “adjusted diluted net operating income (loss) per share” and “adjusted net operating return on equity,” which are non-GAAP financial measures for the consolidated company, among our key performance indicators to evaluate our fundamental financial performance. These non-GAAP financial measures align with the way the Company’s business performance is evaluated by both management and the board of directors. These measures have been established in order to increase transparency for the purposes of evaluating our operating trends and enabling more meaningful comparisons with our peers. Although on a consolidated basis “adjusted pretax operating income (loss),” “adjusted diluted net operating income (loss) per share” and “adjusted net operating return on equity” are non-GAAP financial measures, we believe these measures aid in understanding the underlying performance of our operations. Our senior management, including our Chief Executive Officer (Radian’s chief operating decision maker), uses adjusted pretax operating income (loss) as our primary measure to evaluate the fundamental financial performance of the Company’s business segments and to allocate resources to the segments.

Adjusted pretax operating income (loss) is defined as GAAP consolidated pretax income (loss) excluding the effects of: (i) net gains (losses) on investments and other financial instruments, except for certain investments attributable to our reportable segments; (ii) gains (losses) on extinguishment of debt; (iii) amortization and impairment of goodwill and other acquired intangible assets; and (iv) impairment of other long-lived assets and other non-operating items, such as impairment of internal-use software, gains (losses) from the sale of lines of business and acquisition-related income and expenses. Adjusted diluted net operating income (loss) per share is calculated by dividing (i) adjusted pretax operating income (loss) attributable to common stockholders, net of taxes computed using the company’s statutory tax rate, by (ii) the sum of the weighted average number of common shares outstanding and all dilutive potential common shares outstanding. Adjusted net operating return on equity is calculated by dividing annualized adjusted pretax operating income (loss), net of taxes computed using the company’s statutory tax rate, by average stockholders’ equity, based on the average of the beginning and ending balances for each period presented.

Although adjusted pretax operating income (loss) excludes certain items that have occurred in the past and are expected to occur in the future, the excluded items represent those that are: (i) not viewed as part of the operating performance of our primary activities or (ii) not expected to result in an economic impact equal to the amount reflected in pretax income (loss). These adjustments, along with the reasons for their treatment, are described below.

(1)

Net gains (losses) on investments and other financial instruments. The recognition of realized investment gains or losses can vary significantly across periods as the activity is highly discretionary based on the timing of individual securities sales due to such factors as market opportunities, our tax and capital profile and overall market cycles. Unrealized gains and losses arise primarily from changes in the market value of our investments that are classified as trading or equity securities. These valuation adjustments may not necessarily result in realized economic gains or losses.

Trends in the profitability of our fundamental operating activities can be more clearly identified without the fluctuations of these realized and unrealized gains or losses and changes in fair value of other financial instruments. Except for certain investments attributable to our reportable segments, we do not view them to be indicative of our fundamental operating activities.

(2)

Loss on extinguishment of debt. Gains or losses on early extinguishment of debt and losses incurred to purchase our debt prior to maturity are discretionary activities that are undertaken in order to take advantage of market opportunities to strengthen our financial and capital positions; therefore, we do not view these activities as part of our operating performance. Such transactions do not reflect expected future operations and do not provide meaningful insight regarding our current or past operating trends.

(3)

Amortization and impairment of goodwill and other acquired intangible assets. Amortization of acquired intangible assets represents the periodic expense required to amortize the cost of acquired intangible assets over their estimated useful lives. Acquired intangible assets are also periodically reviewed for potential impairment, and impairment adjustments are made whenever appropriate. We do not view these charges as part of the operating performance of our primary activities.

(4)

Impairment of other long-lived assets and other non-operating items. Includes activities that we do not view to be indicative of our fundamental operating activities, such as: (i) impairment of internal-use software and other long-lived assets; (ii) gains (losses) from the sale of lines of business; and (iii) acquisition-related income and expenses.

Radian Group Inc. and Subsidiaries
Definition of Consolidated Non-GAAP Financial Measures
Exhibit F (page 2 of 2)

In addition to the above non-GAAP measures for the consolidated company, we also have presented as supplemental information non-GAAP measures for our homegenius segment of adjusted pretax operating income (loss) before allocated corporate operating expenses and adjusted gross profit. Adjusted pretax operating income (loss) before allocated corporate operating expenses is calculated as adjusted pretax operating income (loss) as described above (which is the segment's ASC 280 GAAP measure of operating performance), adjusted to remove the impact of corporate allocations of other operating expenses for the homegenius segment. Adjusted gross profit is further adjusted to remove other operating expenses. In addition, homegenius adjusted pretax operating margin before allocated corporate operating expenses and adjusted gross profit margin are calculated by dividing homegenius adjusted pretax operating margin before allocated corporate operating expenses and adjusted gross profit, respectively, by GAAP total revenue for the homegenius segment. For the homegenius segment, adjusted pretax operating income (loss) before allocated corporate operating expenses, adjusted gross profit, and the related profit margins are used to facilitate comparisons with other services companies, since they are widely accepted measures of performance in the services industry and are used internally as supplemental measures to evaluate the performance of our homegenius segment.

See Exhibit G for the reconciliation of the most comparable GAAP measures, consolidated pretax income (loss), diluted net income (loss) per share and return on equity to our non-GAAP financial measures for the consolidated company, adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share and adjusted net operating return on equity, respectively. Exhibit G also contains the reconciliation of adjusted pretax operating income (loss) to adjusted pretax operating income (loss) before allocated corporate operating expenses and adjusted gross profit for the homegenius segment.

Total adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share, adjusted net operating return on equity, homegenius adjusted pretax operating income (loss) before allocated corporate operating expenses and homegenius adjusted gross profit should not be considered in isolation or viewed as substitutes for GAAP pretax income (loss), diluted net income (loss) per share, return on equity or net income (loss), or in the case of the homegenius non-GAAP measures, for homegenius adjusted pretax operating income (loss). Our definitions of adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share, adjusted net operating return on equity and homegenius adjusted pretax operating income (loss) before allocated corporate operating expenses, homegenius adjusted gross profit, homegenius adjusted pretax operating margin before allocated corporate operating expenses or homegenius adjusted gross profit margin may not be comparable to similarly-named measures reported by other companies.

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 1 of 3)

Reconciliation of Consolidated Pretax Income to Adjusted Pretax Operating Income

	2022			2021
(In thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Consolidated pretax income	$255,461	$259,880	$234,140	$246,506	$161,641
Less reconciling income (expense) items
Net gains (losses) on investments and other financial instruments (1)	(16,252)	(41,869)	(29,457)	1,516	2,098
Amortization of other acquired intangible assets	(1,023)	(849)	(849)	(863)	(862)
Impairment of other long-lived assets and other non-operating items (2)	16	565	(502)	788	(244)
Total adjusted pretax operating income (3)	$272,720	$302,033	$264,948	$245,065	$160,649
(1)

For the fourth quarter of 2021, excludes $1.5 million in net gains on investments attributable to our homegenius segment and included in adjusted pretax operating income (loss) for that reportable segment.

(2)

The amounts for all the periods presented are included in other operating expenses on the Condensed Consolidated Statement of Operations in Exhibit A and primarily relate to impairments of other long-lived assets.

(3)	Total adjusted pretax operating income consists of adjusted pretax operating income (loss) for each reportable segment and All Other activities as follows.
	2022			2021
(In thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Adjusted pretax operating income (loss)
Mortgage segment	$295,675	$316,520	$277,841	$246,574	$165,220
homegenius segment	(25,536)	(17,690)	(13,506)	(2,116)	(5,557)
All Other activities	2,581	3,203	613	607	986
Total adjusted pretax operating income	$272,720	$302,033	$264,948	$245,065	$160,649

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 2 of 3)

Reconciliation of Diluted Net Income Per Share to Adjusted Diluted Net Operating Income Per Share

	2022			2021
	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Diluted net income per share	$1.20	$1.15	$1.01	$1.07	$0.67
Less per-share impact of reconciling income (expense) items
Net gains (losses) on investments and other financial instruments	(0.10)	(0.24)	(0.16)	0.01	0.01
Amortization of other acquired intangible assets	(0.01)	—	(0.01)	—	—
Income tax (provision) benefit on reconciling income (expense) items (1)	0.02	0.05	0.03	—	—
Difference between statutory and effective tax rates	(0.02)	(0.02)	(0.02)	(0.01)	(0.01)
Per-share impact of reconciling income (expense) items	(0.11)	(0.21)	(0.16)	—	—
Adjusted diluted net operating income per share (1)	$1.31	$1.36	$1.17	$1.07	$0.67
(1)	Calculated using the company’s federal statutory tax rate of 21%. Any permanent tax adjustments and state income taxes on these items have been deemed immaterial and are not included.

Reconciliation of Return on Equity to Adjusted Net Operating Return on Equity (1)

	2022			2021
	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Return on equity (1)	20.7%	19.9%	17.2%	18.2%	11.8%
Less impact of reconciling income (expense) items (2)
Net gains (losses) on investments and other financial instruments	(1.7)	(4.1)	(2.8)	0.1	0.2
Amortization of other acquired intangible assets	(0.1)	(0.1)	(0.1)	(0.1)	(0.1)
Impairment of other long-lived assets and other non-operating items	—	0.1	—	0.1	—
Income tax (provision) benefit on reconciling income (expense) items (3)	0.4	0.9	0.6	—	—
Difference between statutory and effective tax rates	(0.4)	(0.5)	(0.4)	(0.1)	(0.1)
Impact of reconciling income (expense) items	(1.8)	(3.7)	(2.7)	—	—
Adjusted net operating return on equity (3)	22.5%	23.6%	19.9%	18.2%	11.8%
(1)	Calculated by dividing annualized net income (loss) by average stockholders’ equity, based on the average of the beginning and ending balances for each period presented.
(2)	Annualized, as a percentage of average stockholders’ equity.
(3)	Calculated using the company’s federal statutory tax rate of 21%. Any permanent tax adjustments and state income taxes on these items have been deemed immaterial and are not included.

Radian Group Inc. and Subsidiaries
Consolidated Non-GAAP Financial Measure Reconciliations
Exhibit G (page 3 of 3)

Reconciliation of homegenius Adjusted Pretax Operating Income (Loss) to homegenius Adjusted Gross Profit

	2022			2021
(In thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
homegenius adjusted pretax operating income (loss)	$(25,536)	$(17,690)	$(13,506)	$(2,116)	$(5,557)
Less reconciling income (expense) items
Allocation of corporate operating expenses	(5,555)	(5,719)	(5,280)	(4,847)	(4,918)
Adjusted pretax operating income (loss) before allocated corporate operating expenses	(19,981)	(11,971)	(8,226)	2,731	(639)
Less reconciling income (expense) items
Other operating expenses before allocated corporate operating expenses	(26,285)	(23,205)	(20,287)	(16,998)	(18,544)
homegenius adjusted gross profit	$6,304	$11,234	$12,061	$19,729	$17,905

On a consolidated basis, “adjusted pretax operating income (loss),” “adjusted diluted net operating income (loss) per share” and “adjusted net operating return on equity” are measures not determined in accordance with GAAP. In addition, “homegenius adjusted pretax operating income (loss) before allocated corporate operating expenses","homegenius adjusted gross profit," “homegenius adjusted pretax operating margin before allocated corporate operating expenses” and “homegenius adjusted pretax operating margin" are also non-GAAP measures. These measures should not be considered in isolation or viewed as substitutes for GAAP pretax income (loss), diluted net income (loss) per share, return on equity or net income (loss), or in the case of the homegenius non-GAAP measures, for homegenius adjusted pretax operating income (loss).

Our definitions of adjusted pretax operating income (loss), adjusted diluted net operating income (loss) per share, adjusted net operating return on equity, homegenius adjusted pretax operating income (loss) before allocated corporate operating expenses, homegenius adjusted gross profit, homegenius adjusted pretax operating margin before allocated corporate operating expenses or homegenius adjusted gross profit margin may not be comparable to similarly-named measures reported by other companies. See Exhibit F for additional information on our consolidated non-GAAP financial measures.

Radian Group Inc. and Subsidiaries
Mortgage Supplemental Information - New Insurance Written
Exhibit H

	2022			2021
($ in millions)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
New insurance written ("NIW")	$17,616	$18,935	$18,655	$23,710	$26,558
Total borrower-paid NIW	99.1%	99.2%	99.2%	99.4%	99.2%
NIW by premium type
Direct monthly and other recurring premiums	95.5%	95.4%	94.5%	93.5%	93.8%
Borrower-paid	4.3	4.4	5.3	6.3	6.0
Lender-paid	0.2	0.2	0.2	0.2	0.2
Direct single premiums	4.5	4.6	5.5	6.5	6.2
Total NIW	100.0%	100.0%	100.0%	100.0%	100.0%
NIW for purchases	98.4%	97.1%	91.4%	91.1%	89.8%
NIW for refinances	1.6%	2.9%	8.6%	8.9%	10.2%
NIW by FICO score (1)
>=740	63.3%	59.6%	57.1%	53.8%	56.0%
680-739	28.5	32.3	35.7	36.9	34.9
620-679	8.2	8.1	7.2	9.3	9.1
Total NIW	100.0%	100.0%	100.0%	100.0%	100.0%
NIW by LTV
95.01% and above	18.3%	17.7%	14.6%	16.3%	12.1%
90.01% to 95.00%	37.1	39.9	42.0	41.9	46.7
85.01% to 90.00%	28.0	26.7	29.4	28.4	26.5
85.00% and below	16.6	15.7	14.0	13.4	14.7
Total NIW	100.0%	100.0%	100.0%	100.0%	100.0%
(1)	For loans with multiple borrowers, the percentage of NIW by FICO score represents the lowest of the borrowers’ FICO scores.

Radian Group Inc. and Subsidiaries
Mortgage Supplemental Information - Primary Insurance in Force and Risk in Force
Exhibit I

	September 30,		June 30	March 31,		December 31,	September 30,
($ in millions)	2022		2022	2022		2021	2021

Primary insurance in force	$259,121		$254,226	$248,951		$245,972	$241,575
Primary risk in force ("RIF")	$65,288		$63,770	$62,036		$60,913	$59,421
Primary RIF by premium type
Direct monthly and other recurring premiums	86.4%		85.6%	84.9%		83.9%	82.7%
Direct single premiums (1)	13.6%		14.4%	15.1%		16.1%	17.3%
Primary RIF by FICO score (2)
>=740	57.5%		57.2%	56.9%		56.9%	57.3%
680-739	34.5		34.9	35.1		35.0	34.8
620-679	7.6		7.5	7.5		7.6	7.4
<=619	0.4		0.4	0.5		0.5	0.5
Total Primary	100.0%		100.0%	100.0%		100.0%	100.0%
Primary RIF by LTV
95.01% and above	16.8%		16.1%	15.5%		15.1%	14.6%
90.01% to 95.00%	48.4		48.7	48.9		48.9	48.9
85.01% to 90.00%	27.2		27.4	27.6		27.7	27.8
85.00% and below	7.6		7.8	8.0		8.3	8.7
Total	100.0%		100.0%	100.0%		100.0%	100.0%
Primary RIF by policy year
2008 and prior	3.7%		4.0%	4.3%		4.7%	5.2%
2009 - 2016	7.4		8.3	9.3		10.8	12.5
2017	3.5		3.9	4.3		4.9	5.7
2018	3.7		4.1	4.6		5.2	6.1
2019	7.1		7.7	8.6		9.7	11.4
2020	23.0		25.0	27.2		29.2	32.1
2021	30.6		32.1	34.0		35.5	27.0
2022	21.0		14.9	7.7		—	—
Total	100.0%		100.0%	100.0%		100.0%	100.0%

Persistency Rate (12 months ended)	75.9%		71.7%	68.0%		64.3%	60.8%
Persistency Rate (quarterly, annualized) (3)	81.6%	(4)	79.8%	76.9%	(4)	71.7%	67.5%
(1)	Borrower-paid Single Premium Policies were 7.9%, 8.1%, 8.4%, 8.5% and 8.8% of primary RIF for the periods indicated, respectively.
(2)	For loans with multiple borrowers, the percentage of primary RIF by FICO score represents the lowest of the borrowers’ FICO scores.
(3)

The Persistency Rate on a quarterly, annualized basis is calculated based on loan-level detail for the quarter ending as of the date shown. It may be impacted by seasonality or other factors, including the level of refinance activity during the applicable periods and may not be indicative of full-year trends.

(4)

The Persistency Rate was reduced by an increase in cancellations of Single Premium Policies due to increased cancellations identified by our ongoing servicer monitoring process for Single Premium Policies.

Radian Group Inc. and Subsidiaries
Mortgage Supplemental Information - Claims and Reserves, Default Statistics
Exhibit J

	2022			2021
($ in thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
Net claims paid (1)
Primary claims paid	$3,606	$3,659	$5,153	$4,300	$5,330
Pool and other	(420)	(396)	(415)	(462)	991
Subtotal	3,186	3,263	4,738	3,838	6,321
Impact of commutations and settlements (2)	1,317	—	—	6,549	3,915
Total net claims paid	$4,503	$3,263	$4,738	$10,387	$10,236
Total average net primary claims paid (1) (3)	$45.1	$41.6	$41.6	$47.8	$42.0
Average direct primary claims paid (3) (4)	$45.2	$41.9	$42.1	$49.1	$43.2
(1)	Includes the impact of reinsurance recoveries and LAE.
(2)	Includes payments to commute mortgage insurance coverage on certain performing and non-performing loans.
(3)	Calculated without giving effect to the impact of commutations and settlements.
(4)	Before reinsurance recoveries.
	September 30,	June 30,	March 31,	December 31,	September 30,
($ in thousands, except per default amounts)	2022	2022	2022	2021	2021
Reserve for losses by category (1)
Mortgage reserves
Primary case reserves	$454,726	$562,436	$691,090	$790,380	$851,151
LAE	11,443	14,147	17,367	19,859	21,400
IBNR	2,229	2,424	2,539	2,886	3,788
Total primary reserves	468,398	579,007	710,996	813,125	876,339
Total pool reserves	9,175	9,756	10,330	9,826	11,413
Total 1st lien reserves	477,573	588,763	721,326	822,951	887,752
Other	174	184	184	185	269
Total Mortgage reserves	477,747	588,947	721,510	823,136	888,021
homegenius reserves	5,917	5,861	5,737	5,506	5,134
Total reserves	$483,664	$594,808	$727,247	$828,642	$893,155
Primary reserve per primary default excluding IBNR and other	$22,122	$26,380	$27,776	$27,884	$25,822
(1)	Includes ceded losses on reinsurance transactions, which are expected to be recovered and are included in the reinsurance recoverables reported in our condensed consolidated balance sheets.
	September 30,	June 30,	March 31,	December 31,	September 30,
	2022	2022	2022	2021	2021
Default Statistics
Primary Insurance
Number of insured loans	1,004,305	998,520	994,721	999,203	998,408
Number of loans in default	21,077	21,861	25,510	29,061	33,795
Percentage of loans in default	2.10%	2.19%	2.56%	2.91%	3.38%

Radian Group Inc. and Subsidiaries
Mortgage Supplemental Information - Reinsurance Programs
Exhibit K

	2022			2021
($ in thousands)	Qtr 3	Qtr 2	Qtr 1	Qtr 4	Qtr 3
2022 and 2012 QSR Agreements (1)
Ceded premiums written (2)	$10,363	$253	$306	$381	$491
% of premiums written	4.2%	0.1%	0.1%	0.1%	0.2%
Ceded premiums earned	$4,036	$360	$491	$584	$753
% of premiums earned	1.5%	0.1%	0.2%	0.2%	0.3%
Ceding commissions written	$1,359	$80	$96	$119	$152
Ceding commissions earned (3)	$1,609	$127	$537	$582	$492
Profit commission	$4,008	$—	$—	$—	$—
Ceded losses	$(235)	$(917)	$(720)	$(358)	$(170)
Single Premium QSR Program
Ceded premiums written (2)	$(19,303)	$(21,806)	$(22,386)	$(8,051)	$(1,795)
% of premiums written	(7.7)%	(8.6)%	(8.9)%	(3.1)%	(0.7)%
Ceded premiums earned	$(3,465)	$(8,297)	$(3,731)	$2,532	$12,752
% of premiums earned	(1.3)%	(3.1)%	(1.4)%	0.9%	4.6%
Ceding commissions written	$(6,400)	$(6,664)	$(9,250)	$(8,351)	$(8,013)
Ceding commissions earned (3)	$3,153	$3,287	$4,586	$5,706	$6,595
Profit commission	$16,074	$21,447	$22,075	$20,290	$13,630
Ceded losses	$(9,049)	$(14,120)	$(11,868)	$(7,582)	$1,053
Excess-of-Loss Program
Ceded premiums written	$18,114	$18,151	$16,164	$20,508	$15,434
% of premiums written	7.3%	7.2%	6.4%	7.9%	6.1%
Ceded premiums earned	$22,184	$19,292	$17,588	$17,817	$16,581
% of premiums earned	8.4%	7.3%	6.5%	6.3%	5.9%
Ceded RIF (4)
Single Premium QSR Program	$4,273,500	$4,665,020	$4,855,228	$5,228,037	$5,439,056
Excess-of-Loss Program	1,940,126	2,076,121	2,199,919	2,295,954	1,873,426
2022 QSR Agreement	2,710,247	—	—	—	—
2012 QSR Agreements	160,106	175,046	186,930	207,106	232,539
Total Ceded RIF	$9,083,979	$6,916,187	$7,242,077	$7,731,097	$7,545,021
PMIERs impact - reduction in Minimum Required Assets
Excess-of-Loss Program	$732,895	$785,705	$881,917	$995,171	$659,151
Single Premium QSR Program	243,911	268,847	286,706	314,183	328,339
2022 QSR Agreement	189,408	—	—	—	—
2012 QSR Agreements	9,310	10,226	11,214	12,541	14,116
Total PMIERs impact	$1,175,524	$1,064,778	$1,179,837	$1,321,895	$1,001,606
(1)	Beginning with the third quarter of 2022, includes the impact of the 2022 QSR Agreement.
(2)	Net of profit commission.
(3)	Includes amounts reported in policy acquisition costs and other operating expenses. See Exhibit E for details.
(4)	Included in primary RIF.

FORWARD-LOOKING STATEMENTS

All statements in this press release that address events, developments or results that we expect or anticipate may occur in the future are “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933, Section 21E of the Securities Exchange Act of 1934 and the U.S. Private Securities Litigation Reform Act of 1995. In most cases, forward-looking statements may be identified by words such as “anticipate,” “may,” “will,” “could,” “should,” “would,” “expect,” “intend,” “plan,” “goal,” “contemplate,” “believe,” “estimate,” “predict,” “project,” “potential,” “continue,” “seek,” “strategy,” “future,” “likely” or the negative or other variations on these words and other similar expressions. These statements, which may include, without limitation, projections regarding our future performance and financial condition, are made on the basis of management’s current views and assumptions with respect to future events. These statements speak only as of the date they were made, and we undertake no obligation to update or revise any forward-looking statements, whether as a result of new information, future events or otherwise. We operate in a changing environment where new risks emerge from time to time and it is not possible for us to predict all risks that may affect us. The forward-looking statements are not guarantees of future performance, and the forward-looking statements, as well as our prospects as a whole, are subject to risks and uncertainties that could cause actual results to differ materially from those set forth in the forward-looking statements. These risks and uncertainties include, without limitation:

  the health of the U.S. housing market generally and changes in economic conditions that impact the size of the insurable mortgage market, the credit performance of our insured mortgage portfolio and our business prospects, including more recently, changes resulting from inflationary pressures, the rising interest rate environment and the risk of a recession and higher unemployment rates, as well as other macroeconomic stresses such as those that may arise from the Russia-Ukraine conflict or other geopolitical events or as a result of the COVID-19 pandemic;
  changes in the way customers, investors, ratings agencies, regulators or legislators perceive our performance, financial strength and future prospects;
  Radian Guaranty Inc.’s (“Radian Guaranty”) ability to remain eligible under the Private Mortgage Insurer Eligibility Requirements (the “PMIERs”) and other applicable requirements imposed by the Federal Housing Finance Agency and by Fannie Mae and Freddie Mac (collectively, the “GSEs”) to insure loans purchased by the GSEs;
  our ability to maintain an adequate level of capital in our insurance subsidiaries to satisfy current and future regulatory requirements;
  changes in the charters or business practices of, or rules or regulations imposed by or applicable to, the GSEs or loans purchased by the GSEs, which may include changes in furtherance of housing policy objectives such as the accessibility and affordability of homeownership for low-and moderate-income borrowers and underrepresented communities, or changes in the requirements for Radian Guaranty to remain an approved insurer to the GSEs, such as changes in the PMIERs or the GSEs’ interpretation and application of the PMIERs or other applicable requirements;
  the effects of the Enterprise Capital Framework, which establishes a new regulatory capital framework for the GSEs, and which, as finalized, increases the capital requirements for the GSEs, and among other things, could impact the GSEs' operations and pricing as well as the size of the insurable mortgage market, and which may form the basis for future changes to the PMIERs;
  changes in the current housing finance system in the United States, including the roles of the Federal Housing Administration (the "FHA"), the GSEs and private mortgage insurers in this system;
  our ability to successfully execute and implement our capital plans, including our risk distribution strategy through the capital markets and traditional reinsurance markets, and to maintain sufficient holding company liquidity to meet our liquidity needs;
  our ability to successfully execute and implement our business plans and strategies, including plans and strategies that may require GSE and/or regulatory approvals and licenses, that are subject to complex compliance requirements that we may be unable to satisfy, or that may expose us to new risks, including those that could impact our capital and liquidity positions;
  uncertainty from the discontinuance of LIBOR and transition to one or more alternative benchmarks that could cause interest rate volatility and, among other things, impact our investment portfolio, cost of debt and cost of reinsurance through mortgage insurance-linked notes transactions;
  risks related to the quality of third-party mortgage underwriting and mortgage servicing;
  a decrease in the “Persistency Rates” (the percentage of insurance in force that remains in force over a period of time) of our mortgage insurance on monthly premium products;
  competition in the private mortgage insurance industry generally, and more specifically: price competition in our mortgage insurance business, including the prevalence of formulaic, granular risk-based pricing methodologies that are less transparent than historical rate-card-based pricing practices; and competition from the FHA and the U.S. Department of Veterans Affairs as well as from other forms of credit enhancement, such as GSE-sponsored alternatives to traditional mortgage insurance;
  U.S. political conditions and legislative and regulatory activity (or inactivity), including the adoption of (or failure to adopt) new laws and regulations, or changes in existing laws and regulations, or the way they are interpreted or applied;
  legal and regulatory claims, assertions, actions, reviews, audits, inquiries and investigations that could result in adverse judgments, settlements, fines, injunctions, restitutions or other relief that could require significant expenditures, new or increased reserves or have other effects on our business;
  the amount and timing of potential payments or adjustments associated with federal or other tax examinations;
  the possibility that we may fail to estimate accurately, especially in the event of an extended economic downturn or a period of extreme market volatility and economic uncertainty, the likelihood, magnitude and timing of losses in establishing loss reserves for our mortgage insurance business or to accurately calculate and/or project our Available Assets and Minimum Required Assets under the PMIERs, which will be impacted by, among other things, the size and mix of our insurance in force, the level of defaults in our portfolio, the reported status of defaults in our portfolio, (including whether they are subject to mortgage forbearance, a repayment plan or a loan modification trial period), the level of cash flow generated by our insurance operations and our risk distribution strategies;
  volatility in our financial results caused by changes in the fair value of our assets and liabilities, including with respect to our use of derivatives and within our investment portfolio;
  changes in “GAAP” (accounting principles generally accepted in the U.S.) or “SAPP” (statutory accounting principles and practices including those required or permitted, if applicable, by the insurance departments of the respective states of domicile of our insurance subsidiaries) rules and guidance, or their interpretation;
  risks associated with investments to grow our existing businesses, or to pursue new lines of business or new products and services, including our ability and related costs to develop, launch and implement new and innovative technologies and digital products and services, whether these products and services will receive broad customer acceptance or will disrupt existing customer relations, and additional financial risks related to these investments, including required changes in our investment, financing and hedging strategies, risks associated with our increased use of financial leverage, which could expose us to liquidity risks resulting from changes in the fair values of assets, and the risk that we may fail to achieve forecasted results which could result in lower or negative earnings contribution and/or impairment charges associated with intangible assets;
  the effectiveness and security of our information technology systems and digital products and services, including the risk that these systems, products or services fail to operate as expected or planned or expose us to cybersecurity or third-party risks, including due to malware, unauthorized access, cyber-attack, ransomware or other similar events;
  our ability to attract and retain key employees; and
  legal and other limitations on amounts we may receive from our subsidiaries, including dividends or ordinary course distributions under our internal tax- and expense-sharing arrangements.

For more information regarding these risks and uncertainties as well as certain additional risks that we face, you should refer to “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the year ended December 31, 2021, and to subsequent reports and registration statements filed from time to time with the U.S. Securities and Exchange Commission. We caution you not to place undue reliance on these forward-looking statements, which are current only as of the date on which we issued this press release. We do not intend to, and we disclaim any duty or obligation to, update or revise any forward-looking statements to reflect new information or future events or for any other reason.

Contacts

For Investors
John Damian - Phone: 215.231.1383
email: john.damian@radian.com

For Media
Rashi Iyer - Phone 215.231.1167
email: rashi.iyer@radian.com